1245“Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Patrick E. Beans
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
THIRD QUARTER 2010 RESULTS

Total Contract Value Reaches $75 Million
Quarterly Net New Contracts Set Record

LINCOLN, Nebraska (November 2, 2010) — National Research Corporation (NASDAQ:NRCI) today announced results for the third quarter 2010.

•	Quarterly net new contracts of $5.4 million, up 80% from the prior year quarter, set a new company record;
•	Quarterly revenue of $16 million, up 18% from prior year quarter;
•	Quarterly net income of $2.1 million, up 7% from prior year quarter;
•	NRC Picker registers positive top line growth, first in past seven quarters;
•	Board of Directors declares fourth quarter dividend of $0.19 per share

Commenting on the third quarter results, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “I’m delighted that net new contracts for the third quarter set a new company record.  In fact, the $9.2 million of net new contracts signed in the past two quarters exceeds all of 2009.  NRC Picker sales performance contributed materially to the Company’s overall sales record and also helped drive third quarter revenue growth for that business unit.  In the quarter, we experienced additional traction from our continued heavy investment in Illuminate™, although the investment contributed to lower net income.  As well, on the new product front, The Governance Institute finalized a new offering which will launch in the fourth quarter.  Integration of OCS, which we acquired in the third quarter, is going well and is adding meaningful depth in leadership and technology.”

Revenue for the quarter ended September 30, 2010, was $16.0 million, compared to $13.5 million for the same quarter in 2009.  Net income for the quarter ended September 30, 2010, was $2.1 million, or $.32 per basic and diluted share, compared to $2.0 million for the third quarter 2009, or $.30 per basic and diluted share.

NRCI Announces Third Quarter 2010 Results

November 2, 2010

Revenue for the first nine months of 2010 increased 8% to $47.5 million, compared to $43.9 million for the same period in 2009.  Net income for the first nine months of 2010 increased 11% over the same period in 2009, to $6.9 million, resulting in $1.04 basic and $1.03 diluted earnings per share, also up 11% over the same period in 2009.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.19 (nineteen cents) per share payable December 30, 2010, to shareholders of record as of the close of business on December 3, 2010.

In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “Total contract value has increased $13.7 million in the past nine months to $75.1 million, up 22% from year-end 2009, driven by outstanding sales performance and the acquisition of OCS.  Net income for the third quarter was 13% of revenue, up from 12% in second quarter.  We anticipate net income back in the 15% plus range as we monetize investments being made in new products and finalize the transition of OCS.”

A listen-only simulcast of National Research Corporation’s 2010 third quarter conference call will be available online at www.earnings.com on November 3, 2010, beginning at 11:00 a.m. Eastern time.  The online replay will follow approximately one hour later and continue for 30 days.

           National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Third Quarter 2010 Results

November 2, 2010

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue	$16,006	$13,517	$47,515	$43,850
Operating expenses:
Direct expenses	6,038	5,521	18,370	18,762
Selling, general and administrative	5,250	3,797	14,265	11,813
Depreciation and amortization	1,225	901	3,382	2,902
Total operating expenses	12,513	10,219	36,017	33,477
Operating income	3,493	3,298	11,498	10,373

Other income (expense), net:
Interest income	1	-	5	1
Interest expense	(137)	(91)	(328)	(314)
Other, net	(24)	(75)	(18)	(132)

Total other income (expense), net	(160)	(166)	(341)	(445)

Income before income taxes	3,333	3,132	11,157	9,928
Provision for income taxes	1,191	1,138	4,226	3,675

Net income	$2,142	$1,994	$6,931	$6,253
Net income per share, basic	$0.32	$0.30	$1.04	$0.94
Net income per share, diluted	$0.32	$0.30	$1.03	$0.93
Weighted average shares outstanding:
Basic	6,632	6,637	6,635	6,636
Diluted	6,727	6,735	6,725	6,723

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NRCI Announces Third Quarter 2010 Results

November 2, 2010

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Sep. 30,	Dec. 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$3,195	$2,512
Accounts receivable, net	9,779	5,214
Income taxes recoverable	447	803
Other current assets	2,944	3,135
Total current assets	16,365	11,664

Net property and equipment	14,372	13,975
Other, net	62,663	46,860

Total Assets	$93,400	$72,499

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,322	$1,446
Deferred revenue	18,732	11,907
Accrued compensation	2,400	1,926
Notes payable	1,809	816
Total current liabilities	25,263	16,095

Non-current liabilities	20,455	12,233

Total Liabilities	45,718	28,328

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 8,035,428 in 2010 and 8,018,044 in 2009;
outstanding 6,659,147 in 2010 and 6,662,111 in 2009	8	8
Additional paid-in capital	28,583	27,871
Retained earnings	41,042	37,905
Accumulated other comprehensive income	894	769
Treasury stock	(22,845)	(22,382)
Total shareholders’ equity	47,682	44,171
Total liabilities and shareholders’ equity	$93,400	$72,499

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